EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Criticare: Emil Soika, President and CEO 262-798-8282

Opto Circuits: Shalaka Parab, Adfactors Public Relations Pvt Ltd. +91 22 2281 3565
Opto Circuits (India) Limited to Acquire Criticare Systems, Inc.
MILWAUKEE and BANGALORE—(BUSINESS WIRE)—February 25, 2008—CRITICARE SYSTEMS, INC. (AMEX:CMD – News) and OPTO CIRCUITS (INDIA) LIMITED (BSE Code: 532391; NSE Symbol: OPTOCIRCUI) today announced that they have entered into a definitive agreement under which Opto Circuits will launch a tender offer to acquire Criticare for $5.50 USD per share, for an aggregate price of approximately $68 million USD (including debt and cash). The offer price of $5.50 USD per share represents a premium of 65% to the average price of Criticare common stock over the preceding three months and a premium of 19% to the closing price of Criticare common stock on Friday, February 22, 2008, of $4.62 USD.
Under the terms of the agreement, which is being made publicly available through a filing by Criticare with the SEC, a wholly-owned subsidiary of Opto Circuits will make an all cash tender offer for all outstanding shares of Criticare common stock and then merge with Criticare. The Board of Directors of Criticare has unanimously recommended that the stockholders of Criticare accept the offer and tender their shares of Criticare common stock pursuant to the offer.
Vinod Ramnani, Chairman and Managing Director of Opto Circuits commented on the transaction: “We are delighted to expand our presence in Patient Monitoring through this acquisition. Criticare has built a very strong reputation for high-quality and innovative products and services. This transaction will open many new global markets for Criticare’s products and will greatly enhance Opto Circuits’ product offering and presence in the United States. We are confident that our global infrastructure and marketing presence will further strengthen Criticare’s position as an innovator and supplier of Patient Monitoring products.”
“We believe this transaction will provide significant value to our stockholders, and will accelerate Criticare’s growth through enhanced market presence while creating a stronger platform to serve our customers worldwide,” said Emil Soika, President and CEO of Criticare
Roth Capital Partners acted as financial advisor to Criticare in the transaction and delivered a fairness opinion to Criticare’s Board of Directors.
Although the definitive agreement contains restrictions on Criticare’s ability to solicit and initiate discussions with third parties regarding other proposals to acquire Criticare, Criticare’s board of directors is allowed in certain circumstances under the terms of the agreement to respond to an unsolicited offer to acquire Criticare if the unsolicited offer is reasonably likely to be more favorable to Criticare’s stockholders than Opto Circuits’ offer.
Terms of the Transaction
The closing of the offer is subject to Opto Circuits acquiring 65% of the outstanding shares of Criticare’s common stock on a fully diluted basis, in addition to customary closing conditions, including U.S. anti-trust clearance under the Hart-Scott-Rodino Antitrust Improvements Act. Assuming the closing of the tender offer, a merger will then occur at which Criticare stockholders who have not tendered their shares will receive the per share price of $5.50 USD. Upon completion of the merger, Criticare will become a wholly-owned subsidiary of Opto Circuits. In the event of termination of the merger agreement under specified circumstances, Criticare will be required to pay Opto Circuits a termination fee of $1 million USD. Opto Circuits intends to seek financing from one or more third parties to fund the Offer. In the event that Opto Circuits is unable to secure financing, the merger agreement may be terminated by Criticare and upon such termination, Opto Circuits will owe Criticare a termination fee of $1 million USD.
About Opto Circuits
Opto Circuits (www.optoindia.com) is a leading Indian manufacturer of healthcare equipment whose products include digital thermometers, sensors, probes, pulse oximeters, patient monitoring systems, cardiac stents and catheters.

About Criticare
Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.
Additional Information and Where to Find It
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for outstanding shares of Criticare common stock described in this press release has not yet commenced. At the time the offer is commenced a wholly-owned subsidiary of Opto Circuits will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (SEC) and Criticare will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Criticare security holders at no expense to them by mailing requests to Attention: Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site: www.sec.gov.
Safe Harbor Statement
The forward-looking statements included in this release are made only as of the date of publication. Except as otherwise required by law, Criticare and Opto Circuits disclaim any intention or obligation to update any forward-looking statements as a result of development occurring after the date of this press release.
This release contains forward-looking statements regarding the proposed acquisition of Criticare, the expected timetable for completing the transaction, future business prospects and market conditions and benefits and synergies of the transaction. Such statements are based on the current assumptions and expectations of Criticare’s and Opto Circuits’ management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which Criticare operates; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Opto Circuits’ ability to successfully integrate Criticare’s operations with its existing operations; the ability to realize anticipated synergies and cost savings; and other events, factors and risks previously and from time to time disclosed in filings with the SEC, including, but not limited to, Criticare’s annual report on Form 10-K for the fiscal year ended June 30, 2007.
Interests of Certain Persons in the Offer and the Merger
Opto Circuits will be, and certain other persons may be, soliciting Criticare stockholders to tender their shares into the tender offer. The directors and executive officers of Opto Circuits and the directors and executive officers of Criticare may be deemed to be participants in Opto Circuit’s solicitation of Criticare’s stockholders to tender their shares into the tender offer.